Exhibit No. 11.  Statement re: Computation of Per Share Earnings for the nine and three months ended September 30, 1997 and 1996 (in thousands except per share data).


                                                  Nine Months Ended        Three Months Ended
                                                     September 30,             September 30,
                                                --------------------       -------------------
                                                  1997         1996          1997        1996
                                                -------      -------       -------     -------
Net income                                      $ 1,357       $  348       $  511      $ (420)
                                                =======       ======       ======      ======

Weighted average shares outstanding               3,021        3,109        3,022       3,052

Common stock equivalents due to dilutive
  effect of stock options                            95           24          111          37
                                                -------       ------       ------      ------

Total weighted average common shares
  and equivalents outstanding                     3,116        3,133        3,133       3,089
                                                =======       ======       ======      ======

Primary earnings (loss) per share               $  0.43       $ 0.11       $ 0.16      $(0.13)
                                                =======       ======       ======      ======

Total weighted average common shares
  and equivalents outstanding                     3,116        3,133        3,133       3,089

Additional dilutive shares using the end
  of period market value versus the
  average market value when applying
  the treasury stock method(1)                      N/A          N/A          N/A         N/A
                                                    ---          ---          ---         ---

Total weighted average common shares
  and equivalents outstanding for fully
  diluted computation                             3,116        3,133        3,133       3,089
                                                =======       ======       ======      ======

Fully diluted earnings (loss) per share         $  0.43       $ 0.11       $ 0.16      $(0.13)
                                                =======       ======       ======      ======

 ------------------------------------
 (1) Fully dilutive earnings per share are not anti-dilutive or did not result in dilution of three percent or more; therefore they are not separately presented in the consolidated statements of operations.